EXHIBIT 99.1

February 23, 2016

Dear Fellow Shareholder,

We are off to the best start of any fiscal year since our first quarter operating as a public company, the quarter ended December 31, 2008. In the first quarter of fiscal year 2016, we earned revenue of $34.4 million compared to $23.1 million for the first quarter of fiscal year 2015. We attribute this primarily to a $3.8 million revenue increase in natural gas and petroleum work and a $5.6 million revenue increase in electrical and mechanical services. We achieved income from operations of $1.5 million in the three months ended December 31, 2015 compared to $212,000 for the same time period in 2014. Net income available to common shareholders was $622,000 for the three months ended December 31, 2015 compared to a loss of $212,000 for the same time period in 2014.

For the first quarter of fiscal year 2016, both CJ Hughes and Nitro Electric performed better than the first quarter of fiscal year 2015 and the business plan for the first quarter of fiscal year 2016. We can’t take credit for the favorable weather, but it allowed us to continue the strong performance of our summer work into the fourth quarter of the calendar year. We also anticipate beginning construction work earlier in the second quarter of fiscal year 2016 compared to prior years.

Last year, fiscal year 2015, we had a great year with revenue of $124.4 million. We are off to a better start in fiscal year 2016 and had a backlog of $91.1 million at December 31, 2015 compared to a backlog of $53.9 million at December 31, 2014. Additionally, in January 2016, we received notification of award on two petroleum projects totaling around $18.0 million. This work will begin in June 2016 and will extend into fiscal year 2017. While there have been some growing pains requiring the purchase of more equipment and increased SG&A expense, we feel that we have a strong balance sheet and have made key additions to our company that will drive growth in a turbulent market. While I know that many have been frustrated with the market value of our common stock, our stock did hit a 52 week high last week. At the same time, many energy related stocks have struggled recently. Our goal is to make fiscal year 2016 among the best in our company’s history.

You should have already received your proxy statement for the company’s upcoming Annual Meeting of Stockholders in the mail. Hopefully, you can join us at 12 p.m. on March 16th at the Pullman Plaza Hotel in Huntington, WV to learn more about your company and share any ideas to make it better.

Sincerely,

Douglas V. Reynolds, President

Energy Services of America